KEY EMPLOYEE INCENTIVE COMPENSATION PLAN





                         Penn-America Insurance Company
                                   Hatboro, PA


                            Effective January 1, 2001



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                         Penn-America Insurance Company
                    KEY EMPLOYEE INCENTIVE COMPENSATION PLAN


                                Plan Description

I.   Compensation Philosophy

     Penn-America Insurance Company ("Penn-America" or the "Company") wishes to provide a comprehensive, competitive compensation program for its management and professional personnel. The Key Employee Incentive Compensation Plan (the "Plan") is intended to be an integral part of the total compensation opportunity offered by the Company to its key employees. The Plan is an adjunct, not an offset, to other forms of compensation provided by Penn-America.

II.  Plan Purposes

     The purposes of the Plan are two-fold: to foster achievement of corporate performance objectives and to recognize participants' contributions to corporate success. Participating employees realize current operating period and longer-term incentive awards when their collective performances result in attainment of pre-determined Company goals for growth, profitability, and efficiency.

     While performance-based variable compensation is intended to be an ongoing element of key employee compensation, the Plan as constituted herein is intended to operate for calendar years 2001 through 2003 only.

III. Participation

     Participation in the Plan is open to any employee of Penn-America deemed to have significant impact on the business and a high potential for long-term professional growth within the Penn-America organization. Typically, participation will be limited to those senior level positions (managers and individual contributors) who have broad responsibilities for product line management, revenue generation, client relationship management, support system management, or project management responsibilities, and have demonstrated their ability to contribute to the business over time.


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     The President of Penn-America will, at his discretion, recommend employees for participation to the Board of Directors of Penn-America's parent, Penn-America Group, Inc. ("PAGI") which, through its Compensation and Stock Option Committee (the "Committee"), is responsible for the operation of the Plan. Once selected, participation is intended to be on going, but is not guaranteed. Changes in organizational responsibilities and/or personal performance levels may affect individual future participation.

     Officers and other key employees who may be considered insiders under the Securities Exchange Act of 1934, as amended (the "Act") will participate in the Plan under the same eligibility guidelines defined for all other participants.

IV.  Incentive Awards

     The Plan is an annual incentive program, running coincident with the Company's fiscal (calendar) year, providing opportunities for participants to earn cash and stock awards based on overall Company performance and, to a more limited extent, individual performance during a given operating period. The goal of the Plan is to be simple and predictable, yet to provide significant monetary incentives to participants. The Plan is designed to allow participants to share in the Company's success by providing additional annual cash compensation for participants and serving as a vehicle for building longer-term financial security.

V.   Establishment Criteria for Annual Incentive Awards

     Prior to the first meeting of the PAGI Board of Directors in each calendar year, the Committee will, after consulting with the President, adopt and recommend to the Board criteria which will establish for that year (i) the amount of compensation available under the Plan, (ii) the amount of the President's discretionary pool available for distribution under the Plan,
     (iii) the date during the immediately next succeeding calendar year when such compensation is payable (the "Payment Date"), (iv) the allocation of compensation payable under the Plan, (v) the individuals entitled to participate in the Plan, and (vi) such other matters related to the operation of the Plan for that year as the Committee considers appropriate or necessary. A copy of the criteria applicable to the current year (the "Key Parameters") is attached as Exhibit 1. Upon approval by the PAGI Board and by the Company's Board of Directors, the Key Parameters shall define and establish the terms of the Plan for the applicable calendar year.


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VI.  Distribution of Incentive Awards

     1.   Determination of Incentive Award

          Annually, before the payment date, the President (as to all participants other than himself) and the Committee (as to the President) will make a determination of the corporate performance against the criteria established under and applying all relevant factors outlined in the Key Parameters, and calculate the appropriate award for each participant.

     2.   Distribution of Incentive Award

          Subject to provisions below relating to deferred payments, all compensation payable under the Plan shall be paid on or before the Payment Date in a lump sum distribution, subject to tax withholding and other regular payroll deductions. Compensation payable in stock of PAGI (the "Stock") will be distributed for no consideration, but may be subject to conditions or restrictions imposed by the Committee. The Plan will limit securities that can be awarded annually to an amount not in excess of one percent of the number of shares of PAGI stock outstanding at the beginning of the fiscal year to which the award relates. As awards of securities under the Plan would be defined as participant-directed transactions pursuant to Section 16b-3(d)1(ii) of the Act, disinterested administration of the Plan is not required, nor is the six month holding period normally associated with grant and award transactions designed to meet the exemption requirements of
          Section 16 of the Act.

     3.   Active Employee Contingency

          Participants must be actively employed with the Company on the last day of the Plan year to qualify for receipt of an incentive award.

VII. Miscellaneous Provisions

     Decisions on all matters affecting the implementation, operation, continuation, modification, or termination of the Plan shall be made to the sole discretion of the Committee or its delegate(s). If any provision of this Plan is determined to be invalid or unenforceable, said invalid or unenforceable provision shall be deemed null and void, this Plan shall continue and shall be construed in all respect to the extent possible to fulfill the purposes of the Plan as if such invalid or unenforceable provision was omitted.